EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Media Contact: Gary Dominy (404) 231-7272


          LUNN INDUSTRIES, INC. AND TPG HOLDINGS, INC. COMPLETE MERGER,
                CHANGE NAME TO ADVANCED TECHNICAL PRODUCTS, INC.

      ATLANTA (November 3, 1997) - Lunn Industries, Inc., a company formerly traded on the Nasdaq SmallCap Market under the symbol "Lunn," and TPG Holdings, Inc. announced on Friday that the previously announced merger of the two companies has closed and that the name of the combined company has been changed to "Advanced Technical Products, Inc."

      As previously announced, as a result of the merger on Friday, each share of Lunn common stock was converted into the right to receive 0.1 shares of the common stock of Advanced Technical Products, while each share of TPG common stock was converted into the right to receive approximately 8.3 shares of the common stock of Advanced Technical Products. Prior to the merger, there were
14.6 million shares of Lunn common stock outstanding on a fully-diluted basis. After the merger, there were 5.5 million shares of Advanced Technical Products common stock outstanding on a fully-diluted basis.

      The common stock of Advanced Technical Products, Inc. is now traded on the Nasdaq SmallCap Market under the ticker symbol "ATPX." Advanced Technical Products has been advised by Nasdaq that shares of its common stock will be traded on a post-merger basis starting with the first trade on November 4, 1997.

      James S. Carter, Advanced Technical Product's Chief Executive Officer, stated "We are pleased to have completed this merger, one which gives Advanced Technical Products a broader base of manufacturing processes and products for aerospace, military and commercial markets. The merger will also provide the financial ability for greater participation in aerospace and commercial products for both domestic and international sales. In addition, Advanced Technical Products will have access to a larger customer base for marketing its products."

      This news release includes forward-looking statements that involve risks and uncertainties, including product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, and other risks detailed in the company's filings with the Securities and Exchange Commission.

      Advanced Technical Products, Inc. manufactures a variety of advanced composite-based products used in the aerospace, defense and commercial industries, as well as other products and components used in other defense systems.

                                  Exhibits - 54